                   PREFERRED SHARES RIGHTS AGREEMENT AMENDMENT

          This Amendment, dated as of November 29, 1999, to the Preferred Shares Rights Agreement, dated as of April 9, 1997 (the "Rights Agreement"), is between Mecon, Inc., a Delaware corporation (the "Company"), and ChaseMellon Shareholder Services, L.L.C. (the "Rights Agent").

          The Company and the Rights Agent have heretofore executed and entered into the Rights Agreement. Pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent may from time to time supplement or amend the Rights Agreement in accordance with the provisions of Section 27 thereof. All acts and things necessary to make this Amendment a valid agreement according to its terms have been done and performed, and the execution and delivery of this Agreement by the Company and the Rights Agent have been in all respects authorized by the Company and the Rights Agent.

          In consideration of the foregoing premises and mutual agreements set forth in the Rights Agreement and this Amendment, the parties hereto agree as follows:

          1. Section 1(a) of the Rights Agreement is hereby amended by adding as the final sentence thereto the following:

               Notwithstanding anything in this Agreement to the contrary, neither General Electric Company ("Parent") nor any Affiliate of Parent shall be deemed an Acquiring Person as a result of securities acquired pursuant to (i) the Agreement and Plan of Merger (the "Merger Agreement"), dated as of November 29, 1999, among the Company, Parent and Diamond Merger Corp., (ii) the Stock Option Agreement (the "Stock Option Agreement"), dated as of November 29, 1999, between the Company and Parent or (iii) the Stockholder Agreement (the "Stockholder Agreement"), dated as of November 29, 1999, among Parent, The Devan Family Trust, the Rajagopal 1995 Trust, Vasu Devan and Raju Rajagopal.

          2. Section 1(l) of the Rights Agreement is hereby amended by adding as the final sentence thereto the following:

     Notwithstanding anything in this Agreement to the contrary, no Distribution Date shall be deemed to have occurred as a result of the approval, execution or delivery of the Merger Agreement, the Stock Option Agreement or the Stockholder Agreement or the consummation of the transactions contemplated thereunder, including the Merger (as defined in the Merger Agreement).

          3. Section 1(q) of the Rights Agreement is hereby amended to add "(ii) immediately prior to the Effective Time (as defined in the Merger Agreement)" after the words "Final Expiration Date," and to renumber clauses
(ii) and (iii) to (iii) and (iv).


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          4.   Section 1(oo) of the Rights Agreement is hereby amended by adding as the final sentence thereto the following:

     Notwithstanding anything in this Agreement to the contrary, no Triggering Event shall be deemed to have occurred as a result of (i) the approval, execution or delivery of the Merger Agreement, the Stock Option Agreement or the Stockholder Agreement or the consummation of the transactions contemplated thereunder, including the Merger (as defined in the Merger Agreement).

          5. Except as expressly amended hereby, the Rights Agreement remains in full force and effect in accordance with its terms.

          6. The Rights Agreement, as amended by this Amendment, and each Right and each Rights Certificate exist under and pursuant to the Delaware General Corporation Law.

          7. This Amendment to the Rights Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

          8. This Amendment to the Rights Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed an original, and all such counterparts shall together constitute but one and the same instrument.

          9. Except as expressly set forth herein, this Amendment to the Rights Agreement shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Rights Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.


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

                  IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Rights Agreement to be duly executed as of the day and year first above written.

                               MECON, INC.

                               By:   /s/ Vasu Devan
                                  ------------------------------------------
                                     Name: Vasu Devan
                                          ----------------------------------
                                     Title: President
                                           ---------------------------------

                               CHASEMELLON SHAREHOLDER
                               SERVICES, L.L.C.

                               By:   /s/ ChaseMellon Shareholder Services
                                  ------------------------------------------
                                     Name:
                                          ----------------------------------
                                     Title:
                                           ---------------------------------


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